UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

ALTERRA CAPITAL HOLDINGS LIMITED
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies: N/A

(2) Aggregate number of securities to which transaction applies: N/A

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A

(4) Proposed maximum aggregate value of transaction: N/A

(5) Total fee paid: N/A

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

(1) Amount Previously Paid: N/A

(2) Form, Schedule or Registration Statement No.: N/A

(3) Filing Party: N/A

(4) Date Filed: N/A

[Commencing April 19, 2011, Alterra Capital Holdings Limited sent the following communication to certain shareholders.]

ALTERRA CAPITAL HOLDINGS LIMITED

Alterra House

2 Front Street

Hamilton HM 11

Bermuda

April 19, 2011

TO THE SHAREHOLDERS

We are writing to bring your attention to a disagreement between Alterra Capital Holdings Limited (the “Company”), on the one hand, and each of ISS Proxy Advisory Services and Glass Lewis (each, a “Proxy Advisor”), on the other hand, with respect to the recommendation by each of the Proxy Advisors to vote “against” the Company’s proposal to ratify the appointment of KPMG Bermuda as the Company’s independent auditors for fiscal year 2011 and authorize the Company’s board of directors (the “Board”) to set the remuneration of the independent auditors at the Company’s Annual General Meeting of Shareholders scheduled to be held on May 2, 2011. The Proxy Advisors’ recommendations are primarily related to a report issued by the Public Company Accounting Oversight Board (the “PCAOB”) regarding the Company’s auditors, KPMG Bermuda. The PCAOB is a nonprofit corporation established by the U.S. Congress to oversee the audits of public companies. One of the principal roles of the PCAOB is to perform inspections of the audit files of accounting firms that conduct public company audits. Each audit firm is selected by the PCAOB for inspection at least once in every three years.

In November 2009, the PCAOB reviewed KPMG Bermuda’s 2008 audit files of a public company client located in Bermuda in connection with a routine periodic inspection. In March 2011, the PCAOB publicly issued its findings in a report dated January 28, 2011 (the “PCAOB Report”). Although the PCAOB Report did not identify the public company by name, an article posted on Bloomberg News on March 30, 2011 alleged that the public company client at issue was the Company (formerly Max Capital Group Ltd.). The Company confirmed that it was the client referenced in the PCAOB’s Report in a Current Report on Form 8-K dated March 31, 2011.

The Proxy Advisors’ recommendations also cite concerns that certain of the Company’s directors and officers previously worked at KPMG.

For the reasons set forth below, the Board disagrees with the Proxy Advisors’ recommendations to vote “against” the Company’s independent auditor proposal. The Board unanimously recommends that you vote “FOR” the ratification of KPMG Bermuda as the Company’s independent auditor.

•        The PCAOB Report did not question the Company’s valuations that are reflected in its financial statements.

Letter to the Shareholders
April 19, 2011

The PCAOB Report questioned the sufficiency of audit procedures performed by KPMG Bermuda in its 2008 audit of the Company’s estimated fair value of certain available-for-sale securities as promulgated by generally accepted audit standards (“GAAS”). We believe that it is important for our shareholders to understand that the PCAOB Report did not question the appropriateness of the values that the Company attributed to available-for-sale assets in 2008.

Specifically, the PCAOB Report stated:

“The inspection team identified what is considered to be audit deficiencies. The deficiencies identified included a deficiency of such significance that it appeared to the inspection team that, in one of the audits performed by the firm, the firm did not obtain sufficient competent evidential matter to support its opinion on the issuer’s financial statement. That deficiency was the failure to perform sufficient procedures to test the estimated fair value of certain available-for-sale securities.”

•        The PCAOB Report did not impact KPMG Bermuda’s unqualified opinions on the Company’s financial statements in 2008, 2009 and 2010; there was and is no restatement issue.

KPMG Bermuda issued an unqualified opinion for the Company’s financial statements as of and for each of the years ended December 31, 2008, 2009 and 2010. We believe that it is important for our shareholders to understand that the PCAOB Report does not impact those opinions in any way and does not require the Company to restate any of its financial statements.

KPMG Bermuda confirmed in its response to the PCAOB report that:

“As we previously communicated to the PCAOB, we conducted a thorough evaluation of the matters identified in the Draft Report and addressed the engagement-specific finding in a manner consistent with PCAOB auditing standards and KPMG policies and procedures. Based on this review, in some cases, we performed additional audit procedures and/or supplemented our audit documentation as we determined necessary. None of the matters identified by the PCAOB required the reissuance of any of our previously issued reports.”

•        The PCAOB made similar findings regarding all four major accounting firms.

During the course of its periodic reviews, the PCAOB made substantially similar findings in a number of inspections related to 2008 and 2009 audits performed by each of the “Big 4” accounting firms. As a result of the different viewpoints regarding this matter, we understand that each of the Big 4 accounting firms amended the audit procedures regarding the audit of fair value investments following the 2008 audit season.

Audit procedures in the area of fair value accounting have evolved over time. We believe that the PCAOB was acting within its mandate in requiring that all audit firms, not just KPMG,

Letter to the Shareholders
April 19, 2011

undertake additional procedures in validating methodologies used by pricing services and other entities to arrive at fair value judgments. However, KPMG Bermuda has represented to the Company and its Audit and Risk Management Committee that it believes it properly and appropriately followed GAAS as defined at the time of the Company’s 2008 audit and performed sufficient procedures to test the estimated fair value of available for sale securities. In addition, KPMG Bermuda has designed and performed additional procedures in 2009 and 2010 to reflect the PCAOB’s recommendations.

•       The Audit and Risk Management Committee was aware of the PCAOB review and made an informed decision in recommending KPMG Bermuda as the Company’s Independent Auditor for 2011.

KPMG Bermuda informed the Company’s Audit and Risk Management Committee of the process conducted by the PCAOB during the PCAOB’s review in 2009. The Audit and Risk Management Committee considered the issues raised by the PCAOB during the review, as well as a variety of other factors, in its determination to appoint KPMG Bermuda as the Company’s independent auditors and to recommend that the Board propose that the Company’s shareholders ratify the appointment of KPMG Bermuda at the Annual General Meeting of Shareholders in both 2010 and 2011.

•        KPMG Bermuda is independent from the Company.

The Proxy Advisors correctly note that certain members of the Board and management, including Chief Financial Officer, Joseph W. Roberts, and Chief Accounting Officer, David. F. Shead, previously worked at KPMG. However, the Company, the Board and the Audit and Risk Management Committee do not believe that any prior affiliations raise concerns as to KPMG Bermuda’s suitability to continue as the Company’s auditor. Mr. Roberts has not been employed by KPMG Bermuda since 2001, and Mr. Shead was never involved in any audit activities relating to the Company while he was employed by KPMG Bermuda prior to June 2007.

As a publicly traded company, the Company is required by law to assess annually the independence of all members of the Board. Members of the Audit and Risk Management Committee must meet a heightened independence standard. Each member of the Audit and Risk Management Committee meets all independence requirements imposed by both Nasdaq listing requirements and the U.S. federal securities laws. In addition, no member of the Audit and Risk Management has any prior affiliation with KPMG, other than Mr. Torsiello, who was employed with KPMG New York nearly 25 years ago.

The Company is also required by law to ensure that its management meets various independence requirements with respect to the Company’s independent auditors. Each member of the Company’s management meets all independence requirements.

In addition, KPMG Bermuda is required by law to be independent with respect to the Company and has confirmed its independence to the Company at least annually for each of the years in which it was engaged as the Company’s independent auditor.

Letter to the Shareholders
April 19, 2011

•        The Audit and Risk Management Committee will reassess KPMG Bermuda’s qualifications and suitability in 2012.

Each year, prior to the Company’s annual general meeting, the Audit and Risk Management Committee conducts deliberations regarding the retention of the Company’s independent auditors. Pursuant to Bermuda law, the appointment of the Company’s independent auditors must be approved by the Company’s shareholders. In determining whether to recommend to the Company’s shareholders that KPMG Bermuda be approved as the Company’s auditors in 2012, the Audit and Risk Management Committee will take into account the relative merits and demerits of retaining KPMG Bermuda, including taking into consideration the issues raised by the Proxy Advisors in 2011.

The Board unanimously recommends that you vote “FOR” the ratification of KPMG Bermuda as the Company’s independent auditor.

By Order of the Board of Directors

/s/ W. Marston Becker

W. Marston Becker

Chief Executive Officer